Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in the registration statements of Portfolio Recovery Associates, Inc. (Form S-8 Nos. 333-110330 and 333-110331) of our report dated October 1, 2014, with respect to the consolidated financial statements of Aktiv Kapital AS, included in this Current Report (Form 8-K/A) of Portfolio Recovery Associates, Inc.

/s/ Ernst & Young AS

Oslo, Norway
October 1, 2014